Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
September 23, 2020	Vito S. Pantilione, President and CEO
John F. Hawkins, Executive Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES CASH DIVIDEND

WASHINGTON TOWNSHIP, NEW JERSEY – Parke Bancorp, Inc. (the “Company”) (NASDAQ: PKBK) today announced the declaration of a $0.16 per share cash dividend payable on October 23, 2020, to its stockholders of record as of the close of business on October 9, 2020.

The Board anticipates paying cash dividends on a quarterly basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and any applicable legal and regulatory restrictions on the payment of dividends by the Company. If paid, such dividends may be reduced or eliminated in future periods.

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey, a branch office in Collingswood, New Jersey, a branch in center city Philadelphia and a branch in Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including, but not limited to, our ability to pay cash dividends in the future, our ability to continue to grow the Company, the impact of the Covid-19 pandemic on the U.S. economy and the markets served by the Company, and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.